SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐    Preliminary Proxy Statement                                         ☐    Confidential, for Use of the Commission

                                                                                                         Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAN PACIFIC RETAIL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 24, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 10:00 a.m., local time, on Friday, April 28, 2006, at the DoubleTree Hotel San Diego, Mission Valley, 7450 Hazard Center Drive, San Diego, California.

At the Annual Meeting, you will be asked to consider and vote upon the election of four directors to our Board of Directors.

The election of the members of the Board of Directors is more fully described in the accompanying notice of annual meeting and proxy statement. We urge you to carefully review the proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AS DETAILED IN THE ACCOMPANYING PROXY STATEMENT.

YOUR VOTE IS IMPORTANT TO US WHETHER YOU OWN FEW OR MANY SHARES. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares personally you may do so at any time before the Proxy is voted.

I hope to see you at the Annual Meeting,

PAN PACIFIC RETAIL PROPERTIES, INC.

Stuart A. Tanz
President and Chief Executive Officer

1631-B South Melrose Drive, Vista, CA 92081 - Telephone: (760) 727-1002 - Facsimile: (760) 727-1430

http://www.pprp.com

PAN PACIFIC RETAIL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 28, 2006

Notice is hereby given that the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation (“the Company”), will be held at the DoubleTree Hotel San Diego, Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Friday April 28, 2006, at 10:00 a.m., local time, for the following purposes:

1. To elect four directors to serve one-year terms as detailed herein, and

2. To transact such other business as may properly come before the meeting.

The election of the directors is more fully described in the accompanying proxy statement, which forms a part of this notice.

During the course of the Annual Meeting, management will report on our current activities and comment on our future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

The Board of Directors has fixed the close of business on February 16, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy card. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By order of the Board of Directors,

Joseph B. Tyson
Secretary

Dated: March 24, 2006

YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B South Melrose Drive

Vista, California 92081

PROXY STATEMENT

April 28, 2006

Annual Meeting of the Stockholders

This proxy statement is provided in connection with the solicitation on behalf of the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, to be held at the DoubleTree Hotel San Diego, Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Friday April 28, 2006, at 10:00 a.m. local time. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. This proxy will first be sent to stockholders by mail on or about March 24, 2006.

At the Annual Meeting, holders of record of shares of our common stock will consider and vote upon the election of four members to our Board of Directors and such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR the persons nominated to be elected to the Board of Directors. See “PROPOSAL ONE: ELECTION OF DIRECTORS.”

At the close of business on February 16, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had 40,772,053 shares of common stock, par value $0.01 per share, outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of common stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, the votes represented by all shares of common stock represented by valid proxies received pursuant to this solicitation (and not properly revoked before they are voted) will be cast at the Annual Meeting FOR the election of the nominees to the Board of Directors. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, the votes of shares represented by valid proxies received by the Board of Directors will be cast in the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before the shares are voted by delivering to our Secretary a written notice of such revocation, by filing with our Secretary a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

Shares that abstain from voting on any proposal, or that are represented by “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee lacks the authority to vote on a particular proposal) will be treated as shares that are present and entitled to vote at the Annual Meeting for the purpose of determining whether a quorum exists. Abstentions do not constitute a vote “for” or “against” any matter and thus will not be counted as votes cast and will have no effect on the result of the election of directors. Since brokers are empowered to vote for the election of directors, there will be no broker non-votes with respect to Proposal 1.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have effectively been revoked or withdrawn).

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. These directors, officers and employees will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with this solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding soliciting material.

No person is authorized to provide any information or to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, that information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of five directors. At the Company’s 2004 Annual Meeting, stockholders approved a Declassification Amendment to be phased in over a three-year period. Articles of Amendment were filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland on May 24, 2004, declassifying the Board of Directors and providing for the annual election of directors to serve for a term of one year and until their successors are duly elected and qualify. Consequently, directors whose terms expire in 2006 will be elected to one-year terms in 2006, and in 2007 all directors will be elected to one-year terms. The term of four directors, Mr. Joseph P. Colmery, Mr. Bernard M. Feldman, Mr. Mark J. Riedy and Mr. Stuart A. Tanz, will expire at the upcoming 2006 Annual Meeting of Stockholders. As such, stockholders of record as of the Record Date will be entitled to elect four directors.

Proposal One

At the Annual Meeting, the common stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of four directors as follows: Mr. Joseph P. Colmery, Mr. Bernard M. Feldman, Mr. Mark J. Riedy and Mr. Stuart A. Tanz each to serve for one year. The elected directors shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

If for any reason a nominee is unable or unwilling to serve at time of election (an event which is not expected to occur), proxies will be voted for the election of any substitute nominee designated by the Board of Directors. The following information is furnished with respect to Mr. Joseph P. Colmery, Mr. Bernard M. Feldman, Mr. Mark J. Riedy and Mr. Stuart A. Tanz.

Biographical Information on the Nominees

Joseph P. Colmery. Age 52. Mr. Colmery has served as a member of the Board of Directors since November 2000. Since late 2004, Mr. Colmery has been a principal of JCSD Capital, LLC and the principal portfolio manager of JCSD Partners, an investment partnership that invests in and trades equity-related securities. Since 1998, Mr. Colmery has served as an independent consultant to financial institutions specializing in mergers and acquisitions, strategic planning and profit enhancement. Prior to 1998, Mr. Colmery was the President and CEO of U.S. Bank of California, a financial institution with an asset base of $5 billion encompassing 95 branch locations. He assumed this position in 1996 when California Bancshares Inc. was acquired by U.S. Bancorp (Portland) and retired in December 1997 when U.S. Bancorp was acquired. In the 9 years prior to that acquisition, Mr. Colmery served as President and CEO of California Bancshares Inc., a multi-bank holding company with 9 subsidiary banks with 45 branch locations and $1.8 billion in assets. From 1983 to 1986, Mr. Colmery was President and CEO of Diablo Bank which was acquired by Security Pacific National Bank. Mr. Colmery is a member of the Board of Directors of San Ramon Regional Medical Center and Hospice of Contra Costa County. Mr. Colmery graduated from the University of Santa Clara with a B.S.C. in Finance in 1975.

Bernard M. Feldman. Age 56. Mr. Feldman has served as a member of our Board of Directors since our inception as a public company in August 1997. He currently serves as Vice-Chairman of the ICW Group of Insurance Companies, a position he has held since January 2002. Mr. Feldman held the positions of President/Chief Executive Officer of ICW Group from 1987 to 2002 as well as President/Chief Executive Officer of Western Insurance Holdings from 1991 to 2002. Mr. Feldman received a B.S. degree in Business Management from California State Polytechnic University, Pomona. Mr. Feldman has also taken various legal and underwriting classes with regard to the insurance industry.

Mark J. Riedy, Ph.D. Age 63. Mr. Riedy has served as a member of our Board of Directors since our inception as a public company in August 1997. He is the Executive Director of the Burnham-Moores Center for Real Estate at the University of San Diego and has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the Boards of Directors of Neighborhood Bancorp and Bio-Med Realty Trust. He received a B.A. degree in Economics from Loras College, a M.B.A. from Washington University and a Ph.D. from the University of Michigan.

Stuart A. Tanz. Age 47. Mr. Tanz has served as our Chairman, Chief Executive Officer and President and as a director since our inception as a public company in August 1997. He has been involved in the real estate business for over 22 years. Mr. Tanz served as Chief Executive Officer of Revenue Properties (U.S.) Inc. from May 1996 to August 1997 and as a director and the President of Revenue Properties (U.S.) Inc. from April 1992 to August 1997. From 1992 to August 1997, Mr. Tanz also served in various executive capacities of Revenue Properties (U.S.) Inc.’s parent company and subsidiary entities. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz serves on the Policy Advisory Board of the Burnham-Moores Institute of Real Estate at the University of San Diego, School of Business Administration and the Board of Directors for the Burnham Institute for Medical Research. Mr. Tanz also sits on the Advisory Council for the University of Southern California Lusk Center for Real Estate. Mr. Tanz received his B.S. degree in Business Administration from the University of Southern California.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for election of the nominees presented above. Thus, the four nominees receiving the highest number of votes will be elected. Accordingly, abstentions will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. JOSEPH P. COLMERY, MR. BERNARD M. FELDMAN, MR. MARK J. RIEDY AND MR. STUART A. TANZ AS DIRECTORS.

Incumbent Directors

NAME	AGE	TITLE	EXPIRATION OF TERM
David P. Zimel	50	Director	2007

David P. Zimel. Age 50. Mr. Zimel has served as a member of the Board of Directors since November 1998. He has served as President and Chief Executive Officer of Portland Fixture Limited Partnership, a Portland, Oregon based shopping center development and management company since 1990. Mr. Zimel has served in various capacities for the International Council of Shopping Centers, including State Director and Program Committee Chairman. Mr. Zimel received a B.S. degree from the University of Oregon. He is also a licensed real estate broker.

Board Independence

The Board has determined that each of its current directors, except for Mr. Tanz, has no material relationship with Pan Pacific (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of Pan Pacific’s director independence standards, which reflect the NYSE director independence standards, as currently in effect. The Board established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent:

1.	The director is an employee of the Company or any of its subsidiaries.

2.	An immediate family member of the director is an executive officer of the Company or any of its subsidiaries.

3.	The director (or an immediate family member of the director) receives more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	The director is affiliated with or employed by a present or former (internal or external) auditor of the Company or an immediate family member of the director is affiliated with or employed in a professional capacity by a present or former (internal or external) auditor of the Company;

5.	The director (or an immediate family member of the director) is employed as an executive officer of another company where any of the Company’s executives served on that company’s compensation committee.

6.	The director is an affiliate, executive officer or employee (or an immediate family member of the director is an affiliate or executive officer) of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

7.	The director (or an immediate family member of the director) is an affiliate or executive officer of another company which was indebted to the Company, or to which the Company was indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of the total consolidated assets of the company he or she served as an affiliate or executive officer.

8.	The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

The standards listed above are applied to each of the past three years. “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

Committees of the Board

Audit Committee. The Board established an audit committee in accordance with Section 10A of the Securities Exchange Act of 1934, as amended, (i) to select and appoint independent public accountants, (ii) review with the independent public accountants the scope and results of the audit engagement, (iii) approve professional services provided by the independent public accountants, (iv) review the independence of the independent public accountants and (v) consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee consists of independent directors Messrs. Colmery, Feldman and Riedy, each of whom is independent as defined by the NYSE listing standards. The Board has determined that Mr. Riedy qualifies as the Audit Committee finance expert as defined in Item 401(h)(2)-(3) of Regulation S-K. Mr. Riedy is the chairman of the Audit Committee. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. During 2005, the Audit Committee held five meetings.

Nominating/Corporate Governance Committee. The Board established a nominating/corporate governance committee which consists of independent directors Messrs. Colmery, Feldman, Riedy and Zimel. Mr. Zimel is the chairman of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and functions of the Board, including the evaluation of director candidates, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for our executive management. During 2005, the Nominating/Corporate Governance Committee held one meeting. The Company has adopted Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.pprp.com.

Compensation Committee. The Board established a compensation committee to establish remuneration levels for our executive officers and to implement our stock incentive plans (described below) and any other incentive programs. The Compensation Committee consists of independent directors Messrs. Feldman, Riedy and Zimel. Mr. Feldman is the chairman of the Compensation Committee. During 2005, the Compensation Committee held three meetings.

The Board has adopted charters for each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of these charters is available on our website at www.pprp.com and will be provided without charge upon request to the Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081. Information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

During the year ended December 31, 2005, the Board held five meetings of the Board and nine meetings of the committees of the Board. All of the incumbent members of the Board attended 75% or more of the total number of meetings of the Board and of committees of which they were members. Every director is expected to attend in person the Annual Meeting of Stockholders, absent extraordinary circumstances such as a personal emergency. Each director attended last year’s Annual Meeting.

To ensure free and open discussion among the independent directors of the Board, executive sessions are held in addition to regularly scheduled meetings of the Board, at which only independent directors are present. Mr. Colmery, the lead independent director, has been nominated by the independent directors to serve as presiding director at each executive session.

Compensation Committee Interlocks and Insider Participation

Messrs. Feldman, Riedy and Zimel served on the Compensation Committee in 2005. None of the three members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no such members have any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees.

Code of Ethics

We have adopted a Code of Ethics for Senior Officers that applies to our chief executive officer and senior financial officers, including our principal financial and accounting officer and controller within the meaning of the Sarbanes-Oxley Act of 2002 and a Code of Business Conduct and Ethics that applies to all employees and directors. The Code of Ethics for Senior Officers and the Code of Business Conduct and Ethics are posted on our website at www.pprp.com and will be provided without charge upon request to the Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be essential competencies to effectively serve on the Board. In reviewing and considering potential nominees for the Board, the Nominating/Corporate Governance Committee looks for the following qualities and skills: (i) strong ethical character and values in common with those of Pan Pacific, (ii) reputations, both personal and professional, consistent with the image and reputation of Pan Pacific, (iii) high accomplishments in the potential nominee’s respective field, including superior credentials and recognition, (iv) leadership roles in complex organizations, (v) exercise of sound business judgment and (vi) professional experience.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll Board members and members of management for their recommendations. The Nominating/Corporate Governance Committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the Chairman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the Chief Executive Officer and a Nominating/Corporate Governance Committee member. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review of and deliberation over all feedback and data, will make its recommendation to the Board. Recommendations received by stockholders will be considered and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on the Board and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Pan Pacific stockholdings. All communications are to be directed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, Pan

Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081. Recommendations received after 120 days prior to the first anniversary of the date of the prior year’s proxy statement will likely not be considered timely for consideration at the current year’s Annual Meeting.

Communications with the Board

Stockholders may communicate with our Board members in writing sent by email to jtyson@pprp.com or mail addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairman.

Compensation of Directors

The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to that authority, each director other than Mr. Stuart A. Tanz is currently remunerated for his service as a director at the rate of $18,000 per annum except for Mr. Colmery, our lead director, who receives $54,000 per annum. In addition, each director other than Mr. Tanz currently receives a fee of $2,000 for each Board of Directors meeting attended whether telephonic or in person, a fee of $1,000 for each committee meeting attended whether telephonic or in person and an additional fee of $2,000 for each committee meeting chaired by that director, except the chairman of the Audit Committee who receives a fee of $3,000 for each committee meeting chaired. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers who are directors are not paid any director’s fees. Messrs. Colmery, Feldman, Riedy and Zimel were granted 2,000 shares of restricted stock during 2005. The restricted shares vest over a three-year period. Also in 2005, Mr. Colmery, as lead director, was granted an additional 2,000 shares of restricted stock that vest over a two-year period. The restricted stock grants were issued pursuant to the 2000 Stock Incentive Plan.

The information set forth below is submitted with respect to each of our executive officers.

NAME OF INDIVIDUAL	TITLE	AGE
Stuart A. Tanz	Chairman, Chief Executive Officer, and President	47
Jeffrey S. Stauffer	Executive Vice President and Chief Operating Officer	44
Joseph B. Tyson	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	44

Biographical information with respect to Mr. Tanz is set forth above under Biographical Information on the Nominees.

Jeffrey S. Stauffer. Age 44. Mr. Stauffer has served as our Executive Vice President and Chief Operating Officer since March 1998. From our inception until March 1998, Mr. Stauffer served as Senior Vice President, Operations and Development. He served as Senior Vice President of Operations for Revenue Properties (U.S.) Inc. from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 21 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager.

Joseph B. Tyson. Age 44. Mr. Tyson has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since joining us in October 1999. Prior to joining us, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego based real estate company. Prior to The Allen Group, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities, including Senior Vice President and as a member of the Executive Committee. Currently, Mr. Tyson serves on the Board of Directors of Volcom, Inc. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York.

Executive Compensation

The table below sets forth the base salary and other compensation paid for the three years ended December 31, 2005 to our Chief Executive Officer and each of our two other most highly compensated executive officers whose annual compensation during 2005 exceeded $100,000. We have entered into employment agreements with the executive officers as described below.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name/Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options	Other Compensation(4)
Stuart A. Tanz	2005	$765,000	$600,000	$48,365	$2,293,600	—	$4,200
President and Chief	2004	$725,000	$325,000	$44,553	$495,600	—	$4,100
Executive Officer	2003	$700,000	$1,182,500	$29,890	$2,736,500	—	$4,000

Jeffrey S. Stauffer	2005	$360,000	$400,000	$14,035	$860,100	—	$4,200
Executive Vice President,	2004	$310,000	$100,000	$13,905	$247,800	—	$4,100
Chief Operating Officer	2003	$300,000	$410,000	$82,159	$842,000	—	$4,000

Joseph B. Tyson	2005	$400,000	$300,000	$15,779	$1,146,800	—	$4,200
Executive Vice President,	2004	$380,000	$150,000	$15,308	$371,700	—	$4,100
Chief Financial Officer	2003	$365,000	$562,500	$14,980	$1,052,500	—	$4,000

(1)	For 2003, includes bonus amounts awarded to Messrs. Tanz, Stauffer and Tyson for the completion of the acquisition of Center Trust in the amounts of $532,500, $210,000 and $262,500, respectively.
(2)	For 2005, represents car allowance compensation, health and life insurance premiums, expenses related to membership and participation in the Young President’s Organization and other miscellaneous reimbursements for Mr. Tanz. Represents health insurance premiums and car allowance compensation for Messrs. Stauffer and Tyson.

For 2004, represents car allowance compensation, health and life insurance premiums and other miscellaneous reimbursements for Mr. Tanz. Represents health insurance premiums and car allowance compensation for Messrs. Stauffer and Tyson.

For 2003, represents car allowance compensation, health insurance premiums and other miscellaneous reimbursements for Mr. Tanz. Represents a loan forgiveness of $68,359 which includes accrued interest thereon, health insurance premiums and car allowance compensation for Mr. Stauffer. Represents health insurance premiums and car allowance compensation for Mr. Tyson.

(3)	For 2005, represents the value of restricted stock awarded on January 13, 2005 based on the closing price of our common stock of $57.34 per share on January 12, 2005. Messrs. Tanz, Stauffer and Tyson were awarded 40,000, 15,000 and 20,000 shares of restricted stock, respectively. The restricted stock vests 33.33% per year over a three-year period from the date of grant subject to the Company’s achievement of certain performance criteria; however, the restricted shares will vest in full at the end of a ten-year period on January 13, 2015 whether or not the performance criteria have been met. Dividends are paid on these shares of restricted stock. Based on the closing price of our common stock of $66.89 per share at December 31, 2005, the value of these shares of stock was $2,675,600, $1,003,350 and $1,337,800, respectively. At December 31, 2005, based on the closing price of our common stock of $66.89, Messrs. Tanz, Stauffer and Tyson held 111,381, 38,333 and 50,857 unvested shares of restricted stock, valued at $7,450,272, $2,564,117 and $3,401,834, respectively.

For 2004, represents the value of restricted stock awarded on February 5, 2004 based on the closing price of our common stock of $49.56 per share on February 4, 2004. Messrs. Tanz, Stauffer and Tyson were awarded 10,000, 5,000 and 7,500 shares of restricted stock, respectively. The restricted stock vests 33.33% per year over a three-year period from the date of grant. Dividends are paid on these shares of restricted stock. Based on the closing price of our common stock of $66.89 per share at December 31, 2005, the value of these shares of stock was $668,900, $334,450 and $501,675, respectively.

For 2003, represents the value of restricted stock awarded on July 30, 2003 based on the closing price of our common stock of $42.10 per share on July 29, 2003. Messrs. Tanz, Stauffer and Tyson were awarded 65,000, 20,000 and 25,000 shares of restricted stock, respectively. The restricted stock vests 20% per year with the first 20% vesting on March 10, 2004 and the remaining shares vesting 20% per year annually thereafter subject to the Company’s achievement of certain performance criteria; however, the restricted shares will vest in full on March 10, 2008 whether or not the performance criteria have been met. Dividends are paid on these shares of restricted stock. Based on the closing price of our common stock of $66.89 per share at December 31, 2005, the value of these shares of stock was $4,347,850, $1,337,800 and $1,672,250, respectively.

(4)	Represents matching 401(k) contributions made by us.

Option Grants in Last Fiscal Year

There were no awards of stock options in 2005 to the Named Executive Officers included in the Summary Compensation Table.

Aggregate Option Exercises in 2005 and 2005 Year-End Option Values

The following table sets forth information with respect to the exercise of options by the Named Executive Officers and the value of options held by the Named Executive Officers included in the Summary Compensation Table on December 31, 2005.

			Number of Securities Underlying Unexercised Options at 2005 Year-End		Value of Unexercised In-The-Money Options At 2005 Year End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stuart A. Tanz	41,667	$1,445,428	—	—	—	—
Jeffrey S. Stauffer	10,000	$435,600	—	—	—	—
Joseph B. Tyson	20,000	$614,200	—	—	—	—

(1)	Based on closing price of $66.89 per share of common stock on December 31, 2005, as reported by the New York Stock Exchange.

Equity Compensation Plans

The following table sets forth certain information with respect to the 1997 Stock Option and Incentive Plan and the 2000 Stock Incentive Plan. Both plans have been approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	16,235	$24.1004	1,189,850

Employment Agreements

Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson have each entered into employment agreements with us. Stuart A. Tanz’s employment agreement has an initial term of five years and Jeffrey S. Stauffer’s and Joseph B. Tyson’s employment agreements each have an initial term of three years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by us and to devote such time, attention and energies to our business as are reasonably necessary to satisfy their required duties and responsibilities.

For the initial term, the employment agreements provide for an annual base compensation and bonus in the amounts set forth in the Summary Compensation Table as determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus have been and will be determined by the Compensation Committee.

The employment agreements entitle the executives to participate in our 1997 Stock Option and Incentive Plan and our 2000 Stock Incentive Plan and to receive certain other insurance and pension benefits. In addition, in the event of a termination by us without “cause” or a termination by the executive for “good reason” (as such terms are defined in the employment agreements), each a “permitted severance event”, Stuart A. Tanz will be entitled to a single severance payment equal to the sum of thirty-six times his highest monthly base compensation for the most recent twenty-four month period plus an amount equal to three times his average annual bonus paid during the preceding twenty-four month period. In the event of a termination pursuant to a “change in control”, also a “permitted severance event” (as such term is defined in the employment agreements), Mr. Tanz will be entitled to a single severance payment equal to the sum of thirty-six times his highest monthly base compensation for the most recent twenty-four month period plus an amount equal to three times his average annual bonus paid during the preceding twenty-four month period. In the event of a termination by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control” of us (as such terms are defined in the employment agreements), each a “permitted severance event”, Jeffrey S. Stauffer and Joseph B. Tyson will each be entitled to a single severance payment equal to their respective highest monthly base compensation for the preceding twelve months multiplied by twenty-four plus an amount equal to two times the average annual bonus received during the preceding twenty-four month period. In addition, should there be a “change in control”, vesting of unvested stock options and restricted stock would accelerate for Messrs. Tanz, Stauffer and Tyson. To the extent it is determined that Messrs. Tanz, Stauffer and Tyson receive benefits under their employment agreements or otherwise which would be subject to an excise tax under the Internal Revenue Code relating to a golden parachute payment, Messrs. Tanz, Stauffer and Tyson will receive an additional gross-up payment so that after calculation of all excise and other taxes and penalties, they will retain a net amount equal to the amount of benefits to which they are entitled under their employment agreements or otherwise. Each of Messrs. Tanz, Stauffer and Tyson will be subject to a non-competition covenant if their employment with us ceases for any reason other than a permitted severance event.

Report of the Compensation Committee of the Board of Directors

The amount of compensation paid by us to Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson during the year ended December 31, 2005, in the case of base salaries, bonuses, and other compensation, was determined by the Compensation Committee on January 13, 2005. In 2005, executive compensation consisted solely of base salary, bonuses and other compensation, and grants of restricted stock under our stock option and incentive plans that vest based on the achievement of specified performance criteria.

Executive Compensation Philosophy. The Compensation Committee believes that a fundamental goal of our executive compensation program is to provide incentives to create value for our stockholders. The primary objectives of the Compensation Committee in determining executive compensation for 2005 were (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and (ii) to provide each executive officer with a significant equity stake in us through stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of our overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee has retained compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and key employees, as well as to guide us in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

Base Salaries and Other Compensation. Base compensation for 2005 was set to compensate the officers for the functions they perform. While no specific formula was used to determine base compensation levels for our executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed included in the National Association of Real Estate Investment Trusts Equity REIT Index. During 2005, the Compensation Committee was advised by an independent compensation consultant. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operations per share of our common stock and on the basis of certain other factors, which include: (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation within the peer group in which we compete for executive talent. The weight given these factors by the Compensation Committee may vary from individual to individual.

Annual Bonus Compensation. Our policy of awarding annual bonuses is designed to specifically relate executive pay to our performance as well as individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive corporate and personal objectives.

Employee Stock Option Plans. Our 1997 Stock Option and Incentive Plan and 2000 Stock Incentive Plan relate closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of stock option and restricted stock grants is to aid us in attracting and retaining quality employees, thereby advancing the interests of our stockholders by offering employees an incentive to maximize their efforts to promote our economic performance. In addition, to assist us in retaining employees and encouraging them to seek long-term appreciation in the value of our stock, stock options are generally not exercisable immediately upon grant, but rather vest over a period of years. Similarly, restricted stock grants generally do not vest immediately upon grant, but rather vest over a period of years as well. Awards of options or restricted stock granted under the plans are based upon a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to our success. The plans do not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2005, 40,000, 15,000 and 20,000 restricted stock shares were granted to Messrs. Tanz, Stauffer and Tyson, respectively.

401(k) Plan. We established a Section 401(k) Savings/Retirement Plan to cover eligible employees and any designated affiliate. The Section 401(k) Plan currently permits our eligible employees to defer up to a maximum of $15,000 subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. We currently make matching contributions up to 2% of the eligible employees’ annual compensation. Matching contributions vest based upon the employees’ tenure with us.

The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Chief Executive Officer Compensation. Stuart A. Tanz received a base salary during 2005 at an annual rate of $765,000. A bonus of $600,000 was awarded to Mr. Tanz by the Board during 2005. Mr. Tanz also received $52,565 in other compensation, consisting primarily of $23,504 in costs associated with his membership in the Young President’s Organization, $18,000 of car allowance compensation, $6,464 in health and life insurance premiums, $4,200 in matching contributions under our 401(k) Plan and other miscellaneous reimbursements. Mr. Tanz was also granted 40,000 shares of restricted stock. The Compensation Committee recognizes Mr. Tanz’s contributions to our success, including continued growth in revenue and funds from operations per share and our successful operations. In addition, Mr. Tanz is evaluated on the basis of Pan Pacific’s financial and non-financial achievements. These performance measures include funds from operations performance, total return to our stockholders, portfolio stability and diversification, lease rollovers, financing strategies and new investment activity. We do not apply these factors on a strict formulaic basis, but rather take into account Mr. Tanz’s contribution to Pan Pacific’s success as a whole. The Board and its Compensation Committee feel Mr. Tanz’s compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz’s salary, bonus, restricted stock and total compensation appropriate in light of Mr. Tanz’s substantial contribution to our growth and success in 2005. A portion of the bonus and other compensation paid to Mr. Tanz in 2005 may not be deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation paid to the Chief Executive Officer and our four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to restricted stock vesting and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). While the Committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to Pan Pacific and its stockholders of the tax benefits to be obtained by Pan Pacific. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that Pan Pacific’s incentive bonuses and stock-related awards are determined based on the evaluation of Pan Pacific’s performance and take into consideration certain financial and strategic goals, the Compensation Committee does not apply these factors on a strict formulaic basis. As a result, Pan Pacific’s incentive bonuses and stock-related awards may not satisfy the “performance based” compensation requirements of Section 162(m). The Compensation Committee believes that because Pan Pacific qualifies as a REIT under the Code and generally is not required to pay Federal income taxes to the extent Pan Pacific distributes 100% of its taxable income to its stockholders, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to Pan Pacific.

Submitted By:

Bernard M. Feldman, Chairman
Mark J. Riedy
David P. Zimel

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Report of the Audit Committee of the Board of Directors

Our Audit Committee of the Board of Directors of Pan Pacific Retail Properties, Inc. (the “Company”), is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to be directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from us. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management and by the independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted on February 21, 2006 by the members of the Audit Committee of the Company’s Board of Directors.

Mark J. Riedy, Ph.D., Chairman
Bernard M. Feldman
Joseph P. Colmery

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Principal Accountant Fees and Services for 2005

Fees to KPMG LLP, our independent registered public accounting firm, related to the 2005 fiscal year are as follows:

Audit Fees(1)	$520,500
Audit Related Fees(2)	$12,000

Total Fees	$532,500

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2005 fiscal year, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2005 fiscal year and services performed in connection with our issuance of unsecured senior notes in August 2005. In 2005, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of a subsidiary entity for the 2005 fiscal year.

Principal Accountant Fees and Services for 2004

Fees to KPMG LLP, our independent registered public accounting firm, related to the 2004 fiscal year are as follows:

Audit Fees(1)	$809,773
Audit Related Fees(2)	$43,000

Total Audit and Audit Related Fees	$852,773
Tax Service Fees(3)	$55,698

Total Fees	$908,471

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2004 fiscal year, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2004 fiscal year and services performed in connection with our issuance of unsecured senior notes in May and July 2004. In 2004, audit fees also include fees of $652,500 for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2004 fiscal year.
(3)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our 2004 tax returns, including our subsidiaries.

Subject to its discretion to appoint other auditors if it deems such action appropriate, the Audit Committee has retained KPMG LLP as our auditors for the current fiscal year. The Board of Directors has been advised that KPMG LLP is independent with respect to us and our subsidiaries within the meaning of the applicable published rules and regulations. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

The Audit Committee, or a designated Audit Committee member, must pre-approve audit and non-audit services to be performed by the independent registered public accounting firm, unless such services fall within the de minimis exception established by the SEC. Pre-approval will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the independent registered public accounting firm, provided (i) the policies and procedures are detailed as to the particular service, (ii) the Audit Committee is informed of each service provided and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. None of the fees in each of the categories listed above related to engagements for which the pre-approval requirement was waived under the de minimis exception.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Insiders”), to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our officers and directors that no other reports were required, all Section 16(a) filing requirements applicable to Insiders were complied with other than a Form 4 for each of Mr. Stuart A. Tanz, Mr. Jeffrey S. Stauffer, Mr. Joseph B. Tyson, Mr. Joseph P. Colmery, Mr. Bernard M. Feldman, Mr. Mark J. Riedy and Mr. David P. Zimel related to restricted stock awards. The delay in the reporting was due to issues relative to finalizing the underlying restricted stock agreements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2005 (except as otherwise disclosed in the notes below) by (i) our directors, (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common stock, (iii) our Chief Executive Officer and our executive officers and (iv) our executive officers and directors as a group. Except as otherwise described in the notes below, we believe that the following beneficial owners, based solely on information furnished by those owners, have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

	NUMBER OF COMMON SHARES BENEFICIALLY OWNED	PERCENTAGE OWNERSHIP
Beneficial Owners of 5% or more of our stock:

Adelante Capital Management, LLC (1) 1995 University Avenue, Suite 225 Berkeley, California 94704	2,865,449	7.04%

Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889, 6401 DL Heerlen The Kingdom of the Netherlands	2,648,000	6.51%

Deutsche Bank AG (2) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,623,013	6.45%

Officers and Directors:

Stuart A. Tanz	412,835	1.01%

Jeffrey S. Stauffer	59,333	*

Joseph B. Tyson	71,857	*

Mark J. Riedy (3)	12,500	*

Bernard M. Feldman	10,600	*

David P. Zimel (4)	54,800	*

Joseph P. Colmery	21,000	*

All Executive Officers and Directors as a Group (7 persons)	642,925	1.58%

*	Less than 1% of the outstanding common stock

(1)	According to a Schedule 13G filed with the Securities and Exchange Commission, the person has sole voting power with respect to 1,462,124 shares, shared voting power with respect to 17,310 shares and sole dispositive power with respect to 2,865,449 shares as of December 31, 2005.
(2)	According to a Schedule 13G/A filed with the Securities and Exchange Commission for group members as follows: RREEF America, L.L.C. has sole voting and dispositive powers with respect to 2,605,613 shares as of December 31, 2005, Deutsche Investment Management Americas has sole dispositive powers with respect to 7,100 shares as of December 31, 2005, Deutsche Asset Management Inc. has sole dispositive powers with respect to 1,900 shares as of December 31, 2005, Deutsche Bank Trust Corp Americas has sole dispositive powers with respect to 100 shares as of December 31, 2005 and DWS Holding and Service GmbH has sole dispositive powers with respect to 8,300 shares as of December 31, 2005.
(3)	Includes all unexercised options granted on April 1, 2002, which are fully vested.
(4)	Mr. Zimel is currently the president of PFMGP, Inc., which is the general partner of Portland Fixture Limited Partnership. Mr. Zimel owns 60% of the outstanding capital stock of PFMGP. PFMGP owns 1.96% of the outstanding equity interests in Portland Fixture. Mr. Zimel directly owns 13.06% of the outstanding equity interests in Portland Fixture. PFMGP and Portland Fixture are former non-managing members of Pan Pacific (Portland), LLC, that collectively owned 4.0% of the outstanding equity interest in Pan Pacific (Portland), LLC. Pan Pacific owned the remaining equity interests. PFMGP and Portland Fixture acquired their non-managing member interests in October 1998 in connection with the contribution of real property to Pan Pacific (Portland), LLC. PFMGP and Portland Fixture had the right to tender their equity interests in Pan Pacific (Portland), LLC to Pan Pacific in exchange for a cash amount. In December 2005, PFMGP and Portland Fixture tendered conversions notices to Pan Pacific. Pan Pacific could, at its sole option, issue an equivalent number of shares of its common stock in lieu of cash, however, the Company elected to pay the cash amount.

Portland Fixture Limited Partnership owns directly 17,000 shares of Pan Pacific common stock for which Mr. Zimel has sole voting and dispositive powers.

Mr. Zimel is also a trustee of a trust which owns directly 23,800 shares of Pan Pacific common stock and for which Mr. Zimel has shared voting and dispositive powers.

Performance Graph

As a part of the rules concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common stock with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the SNL Shopping Center REIT Index based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 2000, and as required by the Securities and Exchange Commission, the reinvestment of distributions.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Pan Pacific Retail Properties, Inc.	100.00	138.48	186.63	255.83	351.23	388.93
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL Shopping Center REITS Index	100.00	128.54	148.57	210.64	286.18	312.28

Certain Relationships and Related Transactions

Officer Notes. The Company had no notes receivable due from executive officers at December 31, 2005, 2004 or 2003, respectively. During 2003, two notes for $165,000 were repaid and one note for $66,000 was forgiven as a component of annual compensation. These notes bore interest at 7.00% and were due on demand.

Board of Director Relationship. Mr. Zimel is currently the president of PFMGP, Inc., which is the general partner of Portland Fixture Limited Partnership. Mr. Zimel owns 60% of the outstanding capital stock of PFMGP. PFMGP owns 1.96% of the outstanding equity interests in Portland Fixture. Mr. Zimel directly owns 13.06% of the outstanding equity interests in Portland Fixture. PFMGP and Portland Fixture are former non-managing members of Pan Pacific (Portland), LLC, that collectively owned 4.0% of the outstanding equity interest in Pan Pacific (Portland), LLC. Pan Pacific owned the remaining equity interests and now is the sole member of Pan Pacific (Portland), LLC. PFMGP and Portland Fixture acquired their non-managing member interests in October 1998 in connection with the contribution of real property to Pan Pacific (Portland), LLC. PFMGP and Portland Fixture had

the right to tender their equity interests in Pan Pacific (Portland), LLC to Pan Pacific in exchange for a cash amount. In December 2005, PFMGP and Portland Fixture tendered conversion notices to Pan Pacific. Pan Pacific could, at its sole option, issue an equivalent number of shares of its common stock in lieu of cash; however, the Company elected to pay the cash amount.

On October 9, 1998, a subsidiary of Pan Pacific, in connection with the purchase of the Oregon Trail Shopping Center from Portland Fixture Limited Partnership, held back $200,000 of the purchase price and deposited these funds into escrow. These funds were placed into escrow in order to secure Portland Fixture Limited Partnership’s obligation to remediate certain environmental conditions existing on the property at the time of the sale. In January 2005, Pan Pacific agreed to release these funds to Portland Fixture Limited Partnership after receiving satisfactory evidence that the environmental conditions will be remediated at no cost to Pan Pacific. Portland Fixture Limited Partnership continues to be obligated to indemnify Pan Pacific for the remediation of environmental conditions which existed at the time of the sale of this property.

Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accounting firm during 2005 and continues to serve as our independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions regarding the year ended December 31, 2005.

Stockholder Proposals for 2007 Annual Meeting

It is currently contemplated that our 2007 Annual Meeting of Stockholders will be held on or about May 4, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 Annual Meeting of Stockholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081, so that it is received no later than November 24, 2006. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act. Under our current Bylaws, if a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 Annual Meeting of Stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, we must receive notice of such proposal no earlier than January 28, 2007 and no later than February 27, 2007. Under our current Bylaws, if the notice is not received between January 28, 2007 and February 27, 2007 it will be considered untimely, and the proposal may not be presented at the 2007 Annual Meeting unless permitted in the discretion of the Board of Directors. In addition, our Bylaws include other requirements for nomination of candidates for director and proposals of other business.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in the discretion of the proxy holders.

PAN PACIFIC RETAIL PROPERTIES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B SOUTH MELROSE DRIVE

VISTA, CALIFORNIA 92081

The undersigned stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and Joseph P. Colmery and each or either of them as proxies for the undersigned, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting of Pan Pacific Retail Properties, Inc. to be held on Friday, April 28, 2006, and any and all adjournments or postponements thereof, with all powers possessed by the undersigned if personally present at the meeting, and hereby revokes any proxy heretofore given with respect to such meeting. The undersigned hereby acknowledges receipt of the Notice of such annual meeting and of the Proxy Statement accompanying such Notice, the terms of each of which are incorporated by reference.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR.

Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their discretion. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matter set forth herein.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Proposal	One: Election of Directors

The Board of Directors recommends a vote FOR each of the following nominees for director:

Nominees:	Joseph P. Colmery	Bernard M. Feldman
	Mark J. Riedy	Stuart A. Tanz

FOR all of the nominees listed above	WITHHOLD AUTHORITY to vote as to all of the nominees listed above	*EXCEPTIONS: FOR all the nominees except those listed below
☐	☐	☐

*Exceptions

Dated:	__________________________________________________________________,	2006

	__________________________________________________________________	(SEAL)

	__________________________________________________________________	(SEAL)

(Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer of a corporation or other entity, please give full title as such.)